Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of April 5, 2023 by and among Adaptimmune Therapeutics plc (“Parent”), a public limited company incorporated in England and Wales, CM Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of Parent, and TCR2 Therapeutics Inc. (the “Company”), a Delaware corporation. Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of March 5, 2023 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

1.
Amendment to the “No Solicitation by the Company” covenant. Section 5.3(d) of the Agreement is hereby amended and restated in its entirety as follows:

“If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) authorize the Company to terminate this Agreement pursuant to Section 8.1(i) in order to enter into a definitive agreement providing for a Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement; (C) if applicable, the Company has provided Parent a copy of the proposed definitive agreements between the Company and the person making such Company Superior Proposal; (D) for a period of five (5) days following the notice delivered pursuant to clause (B) of this Section 5.3(d), the Company shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the Company Board determines in good faith that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new three (3) day negotiation period); and (E) no earlier than the end of such negotiation period,

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the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law.”

2.
Miscellaneous

a.
No Further Amendment. The parties hereto agree that all other provisions of the Agreement shall, subject to the amendment set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

b.
Other Terms. The provisions of Section 9 of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis.

[Signature Pages Follow]

Exhibit 2.2

IN WITNESS WHEREOF, this Amendment No. 1 to Agreement and Plan of Merger has been executed on behalf of the parties as of the date first stated above.

ADAPTIMMUNE THERAPEUTICS PLC

By: /s/ Adrian Rawcliffe

Name: Adrian Rawcliffe

Title: Chief Executive Officer

CM MERGER SUB, INC.

By: /s/ William Bertrand

Name: William Bertrand

Title: President and Corporate Secretary

TCR2 THERAPEUTICS INC.

By: /s/ Garry E. Menzel

Name: Garry E. Menzel

Title: President and Chief Executive Officer

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